Exhibit 10.1

Execution Version
JPMORGAN CHASE BANK, N.A.
383 Madison Avenue
New York, NY 10179

September 10, 2024
CACI International Inc.
12021 Sunset Hills Road
Reston, Virginia 20190
Attention: Jeffrey MacLauchlan

Project Atlas
Commitment Letter
Ladies and Gentlemen:
CACI International Inc., a Delaware corporation (the “Borrower” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMCB”, the “Initial Lender” and, together with each Additional Initial Lender (as defined below) that becomes a party to this Commitment Letter pursuant to Section 2 hereof, the “Initial Lenders” and, together with each Additional Agent that becomes a party to this Commitment Letter pursuant to Section 2 hereof, the “Agents”, and the Agents together with the Initial Lenders, the “Commitment Parties”, “we” or “us”) that it intends to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1.    Commitments.
In connection with the foregoing, (a) JPMCB is pleased to advise you of its commitment to provide 100% of the entire principal amount of the Interim Facility (as defined in Exhibit A hereto), upon the terms set forth in this Commitment Letter and in the Interim Facility Term Sheet (as defined in Exhibit A hereto) and subject only to the conditions expressly set forth in Section 5 hereof and Exhibit C hereto and (b) JPMCB is pleased to advise you of its agreement to use commercially reasonable efforts to arrange the Best Efforts Facilities (as defined in Exhibit A hereto), upon the terms set forth in this Commitment Letter and as otherwise agreed by the Lead Arrangers (as defined below) and the Borrower.
2.    Titles and Roles.
It is agreed that:
(a)     JPMCB, together with any other lead arrangers for the Interim Facility appointed as described below, will act as joint lead arrangers (in such capacities, the “Interim Facility Lead Arrangers”) and as joint lead bookrunners for the Interim Facility (as defined in Exhibit A) (provided, that you agree that JPMCB may perform its responsibilities as an Interim Facility Lead Arranger through its affiliate, J.P. Morgan Securities LLC);
(b)    JPMCB, together with any other lead arrangers for the Best Efforts Term Loan A Facility (as defined in Exhibit A) appointed as described below, will act as joint lead arrangers (in such capacities, the “Best Efforts TLA Lead Arrangers”) and as joint lead bookrunners for the Best Efforts Term Loan A

Facility (provided, that you agree that JPMCB may perform its responsibilities as a Best Efforts TLA Lead Arranger through its affiliate, J.P. Morgan Securities LLC);
(c) JPMCB, together with any other lead arrangers for the Best Efforts Term Loan B Facility (as defined below) appointed as described below, will act as joint lead arrangers (in such capacities, the “Best Efforts TLB Lead Arrangers”; and together with the Interim Facility Lead Arrangers and the Best Efforts TLA Lead Arranger, the “Lead Arrangers”) and as joint lead bookrunners for the Best Efforts Term Loan B Facility (provided, that you agree that JPMCB may perform its responsibilities as a Best Efforts TLB Lead Arranger through its affiliate, J.P. Morgan Securities LLC);
(d)     JPMCB will act as sole administrative agent for the Interim Facility (in such capacity, the “Interim Administrative Agent”); and
(e)    JPMCB will act as sole administrative agent for the Best Efforts Term Loan B Facility (in such capacity, the “TLB Administrative Agent”).
JPMCB will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.
Notwithstanding the foregoing, you shall have the right (in consultation with JPMCB) at any time on or prior to the 10th business day following the date of this Commitment Letter to appoint additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles with respect to any Facility in a manner and with economics determined by you and reasonably acceptable to JPMCB (the “Additional Agents”); provided that (i) the aggregate economics payable to such Additional Agents for the Interim Facility or the Best Efforts Term Loan B Facility shall not exceed sixty percent (60%) of the total economics which would otherwise be payable to JPMCB in connection with such Facility pursuant to the Arranger Fee Letter (as defined below) (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (i) the commitments of JPMCB in respect of the Interim Facility will be reduced dollar-for-dollar by the amount of the commitments of each such Additional Agent (or its relevant affiliate) (each, an “Additional Initial Lender”) under the Interim Facility, upon the execution of customary joinder documentation reasonably satisfactory to JPMCB and the Borrower, (ii) any economics payable to such Additional Agents for the Best Efforts Term Loan A Facility shall be reasonably acceptable to JPMCB, (iii) the commitments assumed by such Additional Initial Lender for the Interim Facility will be in proportion to the economics allocated to such Additional Agent in respect of the Interim Facility and any Best Efforts Term Loan B Facility, as applicable, (iv) no Additional Agents (together with its affiliates) shall receive greater economics in respect of any of the Facilities than the aggregate economics received by JPMCB in respect of such Facility (exclusive of any fees payable to JPMCB in its capacity as administrative agent or collateral agent) and (v) (x) JPMCB will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for each of the Facilities and shall have the rights and responsibilities customarily associated with such placement and (y) any Additional Agents or their affiliates, as applicable, for any Facility will be listed in customary fashion (as reasonably determined jointly by you and JPMCB) in any marketing materials or other documentation related to such Facilities).  Except as provided above with respect to Additional Agents, no other agents, co-agents, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letters) will be paid by you to any Lender in order to obtain its commitment in respect of the Interim Facility or any Best Efforts Facility, unless you and JPMCB shall so agree. Each party hereto agrees to execute such amendments and other documents as are required to give effect to this paragraph.

It is understood and agreed that this Commitment Letter is not either an express or implied commitment or offer by any Commitment Party or any of its affiliates to provide any portion of any Best Efforts Facility or any guarantee by the Commitment Parties that any Best Efforts Facility will be successfully arranged and consummated.
3.    Syndication.
We reserve the right, prior to and/or after the execution of definitive Credit Documentation (as defined in Exhibit A hereto), to syndicate all or a portion of our commitments with respect to the Interim Facility, and we intend to syndicate the Best Efforts Facilities, if applicable, to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (not to be unreasonably withheld, delayed or conditioned) pursuant to a syndication to be managed by the Lead Arrangers; provided that we will not syndicate the Facilities to (i) banks, financial institutions and other institutional lenders, in each case as identified in writing by name by you to us prior to the date hereof, (ii) competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of you or your subsidiaries or the Target or its subsidiaries, in each case as identified in writing by name by you to us prior to the date hereof and (iii) in each case of clause (i) and (ii) above, such person’s controlled affiliates to the extent identified by you in writing or clearly identifiable solely on the basis of similarity of such affiliate’s name (such persons, collectively, the “Disqualified Institutions”); provided that you, upon reasonable notice to the Lead Arrangers after the date hereof and on or prior to the Closing Date, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person satisfies the requirements of either clause (ii) or (iii) above, which supplement shall, in each case, be in the form of a list provided to us and become effective three (3) business days after delivery by the Borrower to us, but which supplement shall not apply retroactively to disqualify any parties that have previously acquired, or entered into a trade in respect of, a permitted assignment or participation in the loans under any of the Facilities. Subject to the foregoing, the Lead Arrangers will manage all aspects of the syndication of the Facilities in consultation with you and subject to your consent to the extent set forth above, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.
We intend to commence our syndication efforts with respect to the Facilities promptly, in each case, upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) the earlier of a Successful Syndication (as defined in the Arranger Fee Letter) and repayment or termination in full of the Interim Facility and (ii) sixty (60) days after the Closing Date (the “Syndication Period”), you agree actively to assist (and to use your commercially reasonable efforts to cause the Target to assist (subject to the terms of the Acquisition Agreement)), the Lead Arrangers in completing a syndication that is reasonably satisfactory to us and the Borrower. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your and, to the extent practical, appropriate and consistent with the Acquisition Agreement, the Target’s existing lending and investment banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, at times and places mutually agreed, (iii) assistance by you (and, subject always to the extent expressly provided in the Acquisition Agreement, your using commercially reasonable efforts to cause the assistance by the Target) in the prompt preparation of a customary confidential information memorandum for each of the Facilities (each, a “Confidential

Information Memorandum”) and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Borrower and its subsidiaries and (solely to the extent expressly provided in the Acquisition Agreement) the Target (collectively, the “Projections”), (iv) the hosting, with the Lead Arrangers, of one or more meetings (which may be “virtual”) with prospective Lenders at reasonable times and locations to be mutually agreed following reasonable requests by the Lead Arrangers and (v) your using commercially reasonable efforts to obtain (or provide updated ratings after giving effect to the Transactions, to the extent already in effect as of the date hereof), prior to the launch of the general syndication of the Facilities and, if applicable the marketing of the Notes Financing (as defined in Exhibit A), or as promptly as practicable thereafter, public ratings (but no specific ratings) for each of the Interim Facility and, if applicable, the Notes Financing and any Best Efforts Term Loan B Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit or family rating (but no specific rating) of the Borrower after giving effect to the Transactions from S&P and Moody’s. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Interim Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Interim Facility shall constitute a condition to the commitments hereunder or the funding of the Interim Facility on the Closing Date.
You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Target and their respective subsidiaries or securities) (“Public Lenders”). You agree, at the reasonable request of the Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).
It is understood that in connection with your assistance described above, customary authorization letters executed by you and (and, subject always to the extent expressly provided in the Acquisition Agreement) the Target, as applicable, will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum prepared for Public Lenders does not include any Private Lender Information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing materials by the recipients thereof and exculpate you and the Target with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related marketing materials by the recipients thereof. In addition, at the reasonable request of the Lead Arrangers, you agree to identify as such any Information Materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facilities containing solely Public Lender Information.

You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arrangers in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) term sheets and drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Facilities. You also acknowledge that Public Lenders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held in connection with the syndication of the Facilities; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the applicable Facility has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the applicable Facility to trade or (ii) in violation of any confidentiality agreement between you and such Public Lender.
You hereby agree that, prior to the later of (x) the Closing Date and (y) the end of the Syndication Period, there shall be no competing issues, offerings or placements of debt securities or credit or bridge facilities by or on behalf of the Borrower, and you will use commercially reasonable efforts, subject to the Acquisition Agreement, to ensure that there are no competing issues, offerings or placements of debt securities or credit or bridge facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than (i) the Facilities, (ii) any Notes Financing, (iii) any Best Efforts Facility, (iv) any Equity Financing (as defined in Exhibit A hereto), (v) working capital facilities, local facilities, hedging arrangements, capital or financing leases, purchase money debt, equipment financings, accounts receivables factoring and/or purchase agreements or any deferred purchase price obligations, in each case, incurred or entered into in the ordinary course or (vi) any indebtedness of the Target permitted to be incurred or outstanding pursuant to the Acquisition Agreement), if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the Notes Financing and you shall not enter into any amendment to the Existing Credit Agreement (as defined in Exhibit B hereto) that is materially adverse to the Commitment Parties, without the consent of the Lead Arrangers.
4.    Information.
You represent (with respect to Information (as defined below) relating to the Target, to the best of your knowledge) that (a) all written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (such non-excluded information being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, hereafter is) furnished, does not (or will not) at the time furnished contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements and updates thereto), and (b) the Projections and other forward looking information that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward looking information are made available to the Agents, it being recognized by the Agents that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of the Closing Date and the end of the Syndication Period, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Target) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly advise the Agents and supplement (or use commercially reasonable efforts to supplement, in the case of Information or Projections relating to the Target) the Information and the Projections so that such representations will be (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Target) correct in all material respects under those circumstances. The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Interim Facility on the Closing Date. You understand that, in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.    Conditions Precedent.
Each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, are subject solely (in the case of the Interim Facility) to the satisfaction (or waiver by each Commitment Party) of the conditions expressly set forth in Exhibit C attached hereto (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder in respect of the Interim Facility (including compliance with the terms of the Commitment Letter, the Fee Letters and the Interim Facility Documentation (as defined in Exhibit A)) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Interim Facility, to the extent applicable, shall occur).
Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letters or the Interim Facility Documentation, or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Interim Facility on the Closing Date shall be (x) such of the representations and warranties made by or with respect to the Target or its affiliates in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or its affiliates has the right to terminate the obligations of the Borrower or its affiliates (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of the failure of such representations to be accurate (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrower and Guarantors in the Interim Facility Documentation and (ii) the terms of the Interim Facility Documentation shall be in a form such that they do not impair the availability of the Interim Facility on the Closing Date if the Funding Conditions are satisfied (it being understood that, to the extent any Collateral (as defined in the Interim Facility Term Sheet) (other than assets with respect to which a lien may be perfected by (A) the filing of a UCC financing statement or (B) subject to any applicable intercreditor arrangements, delivery and taking possession of stock certificates of the Target and the respective material domestic subsidiaries of the Borrower and the Target included in the Collateral (with respect to the material domestic subsidiaries of the Target so long as you have used commercially reasonable efforts to obtain such certificates, solely to the extent such stock certificates are received from the Target or affiliates thereof on or prior to the Closing Date)) is not or cannot be provided or the security interest of the Interim Administrative Agent therein is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden and expense, then the provision of and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Interim Facility on the Closing Date but, instead, shall be required to be delivered and perfected within 90 days after the Closing Date (subject to extension by the Interim Administrative Agent in its sole discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors set forth (or referred to) in the Term Sheets relating to legal existence, corporate power and authority relating to the entering into and performance of the Interim Facility Documentation, the due authorization, execution and delivery, in each case as they relate to the entry into of the Interim Facility Documentation by the Borrower and the Guarantors and Borrower’s and the Guarantors’ performance of their obligations under the Interim Facility Documentation, the enforceability of the Interim Facility Documentation against the Borrower and the Guarantors, no conflicts between the Interim Facility Documentation and the Borrower’s or Guarantors’ organizational documents, Federal Reserve margin regulations, the Investment Company Act of 1940, as amended, solvency (the definition of which shall be consistent with Annex I to Exhibit C to the Commitment Letter) of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transaction), use of proceeds not violating the PATRIOT Act, OFAC and FCPA, and the creation, validity and perfection (subject to clause (ii) above) of the Interim Administrative Agent’s security interests in the Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.
6.    Fees.
As consideration for the commitment of each Initial Lender hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in (a) the arranger fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Arranger Fee Letter”) and (b) with respect to JPMCB, the administrative agent fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Administrative Agent Fee Letter”; and together with the Arranger Fee Letter, the “Fee Letters”).
7.    Expenses; Indemnification; Limitation of Liability.
a) Limitation of Liability.
You agree that in no event shall any of JPMCB, any Commitment Party or any of their respective Related Persons (as defined below) (each, and including, without limitation, JPMCB and any other Commitment Party, an “Arranger-Related Person”) be responsible or liable to you or any other person or entity for (i) any Liabilities (as defined below) arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email), other than as a result of such Arranger-Related Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision or (ii) any Liabilities, on any theory of liability, for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letters or the Transactions even if advised of the possibility thereof, in each case; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person (as defined below), as provided in clause (b) below, against any indirect, special, exemplary, incidental, punitive or consequential damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-

Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
b) Expenses; Indemnity.
To induce the Commitment Parties to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arrangers, which shall be Simpson Thacher & Bartlett LLP and (y) one local counsel for each relevant jurisdiction as may be necessary or advisable in the reasonable judgment of the Lead Arrangers) of the Commitment Parties and their affiliates, taken as a whole, arising in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse it and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transactions are consummated or the Facilities are made available or the Credit Documentation is executed.
You further agree to indemnify and hold harmless each Commitment Party and all of their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transactions, this Commitment Letter or the Fee Letters and, upon demand, to pay and reimburse each Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (collectively, an “Action”) (whether or not any such Indemnified Person is a party to any Action out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent the same resulted from (x) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach by the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes solely among the Indemnified Persons (other than disputes involving claims against any Lead Arranger or agent or similar titled person in its capacities as such) and not arising from any act or omission by the Borrower or any of its affiliates.
c) Settlement.
You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Action and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
The indemnification provisions contained in this Commitment Letter are in addition to any liability which you may otherwise have to an Indemnified Person.
8.    Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
Each Commitment Party reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates any fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion. You acknowledge that (i) each Commitment Party may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors that are providing services contemplated by this Commitment Letter (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with such Commitment Party, any information related to the Transactions, the Borrower and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby and (ii) each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons (other than your affiliates) in violation of Section 9. You also acknowledge that the Commitment Parties have no obligation to use in connection with the Transactions, this Commitment Letter or the Fee Letters, or to furnish to you, confidential information obtained by us from other companies.
You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transactions, this Commitment Letter or the Fee Letters, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letters, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you agree not to assert any claims against us or our affiliates based on an alleged breach of fiduciary duty in respect of the transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of any such claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that neither we nor any of our affiliates has advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction by virtue of entering into this Commitment Letter and the Fee Letters, arranging and/or providing the Facilities contemplated hereby and thereby, or performing our or their obligations hereunder and thereunder. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and neither we nor any of our affiliates shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transactions or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. We are serving as an independent contractor hereunder, and in connection with the Transactions, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. You further acknowledge and agree that any review by any Commitment Party of you, the Target, the Facilities, any Replacement Financing (as defined in Exhibit A hereto), any offering of securities, the terms of any securities and other matters relating thereto will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any other person.
You further acknowledge that each Commitment Party (or its affiliates) is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Target and your and their respective subsidiaries and other companies with which you, the Target or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
9.    Confidentiality.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Lead Arrangers consent in writing to such proposed disclosure; provided that (i) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets (and the Fee Letters and the contents thereof, but only subject to redactions reasonably satisfactory to the Lead Arrangers party thereto) to the Target, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets (but you may not disclose the Fee Letters or the contents thereof) in any prospectus or other offering memorandum relating to any Notes Financing or any Equity Financing or in any filing with the SEC, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower, the Facilities, and/or any Notes Financing, (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of a generic disclosure of aggregate sources and uses related to fee and expense amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, any Notes Financing and/or any Equity Financing or the issuers thereof or in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets and the Arranger Fee Letter and the contents thereof to any prospective or actual Additional Agent and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case, on a confidential basis and (vi) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets and the Fee Letters and the contents thereof to enforce your rights hereunder and under the Fee Letters. Your obligations under this paragraph shall automatically terminate on the date occurring two years after the date hereof (other than with respect to the Fee Letters).
The Commitment Parties and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Commitment Party or any of its affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Persons, (d) to the extent that such information is received by such Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you or the Target or any of your or their respective controlled affiliates, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to lenders under the Existing Credit Agreement and potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the Target or any of their respective affiliates or any of their respective obligations (other than, except with respect to the identify of such persons as Disqualified Institutions, to entities that are Disqualified Institutions at the time such information is shared), in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) for purposes of establishing a defense in any legal proceeding or to a court, tribunal or any other applicable administrative agency or judicial authority, (i) to enforce their respective rights hereunder or under the Fee Letters or (j) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to customary information relating to the Facilities and any Notes Financing. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the date occurring two years after the date hereof, whichever occurs earlier.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory, or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.    Assignments; Etc.
This Commitment Letter and the Fee Letters (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons and Arranger-Related Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons and Arranger-Related Persons) and may not be relied upon by any person or entity other than you. Each Initial Lender may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Initial Lenders made pursuant to Section 2 above or otherwise with your written consent, (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Interim Facility on the Closing Date) in connection with any syndication, assignment or participation of the Interim Facility (including its commitments in respect thereof) until after the initial funding of the Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of such Initial Lender’s commitment in respect of the Interim Facility until the initial funding of the Facilities on the Closing Date, and (c) unless you agree in writing, such Initial Lender shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Interim Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities on the Closing Date has occurred. Any and all obligations of, and services to be provided by a Commitment Party hereunder (including, without limitation, the commitment of such Commitment Party) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Initial Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.
11.    Amendments; Governing Law; Etc.
This Commitment Letter and the Fee Letters may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letters may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letters by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. Section headings used herein and in the Fee Letters are for convenience of reference only, are not part of this Commitment Letter or the Fee Letters, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letters, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrower, the Target and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letters set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTERS AND ANY CLAIM, CONTROVERSY OR DISPUTE HEREUNDER OR THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Material Adverse Effect on the Target, (b) the determination of whether the conditions precedent in item 3 of Exhibit C has been satisfied and (c) the determination of whether the representations made by the Target or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations the Borrower or any of its affiliates has the right to terminate the obligations of the Borrower or any of its affiliates or has the right to refuse to consummate the Acquisition under the Acquisition Agreement, shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
12.    Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan in the City of New York (or if such courts lack subject matter jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan in the City of New York), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such Federal or New York State court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
14.    Surviving Provisions.
The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letters shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Commitment Parties hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter with respect to any Facility, other than those provisions relating to confidentiality and the syndication of the Facilities, shall automatically terminate and be superseded, to the extent comparable, by the definitive Credit Documentation relating to such Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letters in respect of such Facility. You may terminate the Initial Lenders’ commitments with respect to the Interim Facility hereunder at any time in their entirety (or any portion thereof on a pro rata basis among the Initial Lenders), subject to the provisions of the preceding sentence, by written notice to the Initial Lenders.
15.    PATRIOT Act and Beneficial Ownership Notification.
Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) is required to obtain, verify and record information that identifies the Borrower and any other obligor under the Facilities and any related Credit Documentation and other information that will allow such Lender to identify the Borrower and any such other obligor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.
16.    Termination and Acceptance.
Each Initial Lender’s commitments with respect to the Interim Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice) on the first to occur of (i) five (5) business days after the date that is the two-month anniversary of the 75th day after the date hereof (or, if the “End Date” as defined in the Acquisition Agreement as in effect on the date hereof is extended as contemplated by the definition thereof (in accordance with the Acquisition Agreement as in effect on the date hereof), the date contemplated by Section 8.1(g)(ii) of the Acquisition Agreement), (ii) the valid termination of the Acquisition Agreement in accordance with its terms, (iii) the consummation of the Acquisition without the use of the Interim Facility and (iv) upon written notice from the Borrower as set forth in Section 14 above that the commitments in respect of the Interim Facility have been terminated in full (any such date, the “Termination Date”). The Interim Facility will be reduced on a dollar-for-dollar basis by the aggregate gross proceeds received on or prior to the Closing Date by you or any of your subsidiaries from a Replacement Financing and as otherwise provided in Exhibit C. The termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.
Each Agent’s agreements to perform the services described herein in respect of the Best Efforts Facilities will automatically terminate (without further action or notice) on the first to occur of (i) the valid termination of the Acquisition Agreement in accordance with its terms, (ii) repayment in full of the Interim Facility and (iii) (x) termination of the commitments in respect of the Interim Facility in full pursuant to Section 14 above prior to the Closing Date and (y) written notice from the Borrower prior to the Closing Date of termination of the Agents’ engagement in respect of the Best Efforts Facilities.
Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided below, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Interim Facility is subject solely to the Funding Conditions and (ii) each of the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained therein.
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on September 11, 2024. The commitments of the Initial Lenders hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.
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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

JPMORGAN CHASE BANK, N.A.
By:	/s/ Michael Mastronikolas
Name: Michael Mastronikolas Title: Vice President

[Commitment Letter – Project Atlas]

Accepted and agreed to as of
the date first above written:

CACI INTERNATIONAL INC.
By:	/s/ Jeffrey D. MacLauchlan
Name: Jeffrey D. MacLauchlan Title: Executive Vice President, Chief Financial Officer, and Treasurer

[Commitment Letter – Project Atlas]

EXHIBIT A
Project Atlas
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.
It is intended that:
(a)     The Borrower will acquire that certain entity identified to us and code-named “Atlas” (the “Target”) by way of a stock purchase on the Closing Date (as defined below) in accordance with the Acquisition Agreement (the “Acquisition”); and
(b)    the Borrower will (A) seek to (i) incur a senior secured term “A” loan facility (which may be, at the sole discretion of the Borrower, incurred as an incremental loan facility under the Existing Credit Agreement (as defined in Exhibit B hereto) (a “Best Efforts Term Loan A Facility”)), (ii) incur a senior secured term “B” loan facility (which may be, as agreed between the Borrower and the Best Efforts Term Loan B Arrangers, incurred as an incremental loan facility under the Existing Credit Agreement (a “Best Efforts Term Loan B Facility”; together with the Best Efforts Term Loan A Facility, the “Best Efforts Facilities” and each, a “Best Efforts Facility”)), (iii) issue and sell senior secured or unsecured notes (a “Notes Financing”) in a public offering or in a Rule 144A or other private placement and/or (iv) issue and sell common equity (or other equity or equity linked securities on terms reasonably satisfactory to JPMCB and the Borrower) (any such issuance and sale, an “Equity Financing”, and any of the foregoing, a “Replacement Financing”) of up to $750 million in net cash proceeds on or prior to the Closing Date or (B) if and to the extent that the full amount of Replacement Financing is not consummated on or prior to the Closing Date (as defined below), obtain the senior secured interim loans described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Interim Facility Term Sheet”) in an aggregate principal amount of up to $750 million (the “Interim Facility”), less the aggregate principal amount of gross proceeds from any Replacement Financing pursuant to the immediately preceding clause (A).
The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”. This Exhibit A, the Interim Facility Term Sheet and the Conditions Precedent attached hereto as Exhibit C are collectively referred to herein as the “Term Sheets”. The Interim Facility and the Best Efforts Facilities are collectively referred to herein as the “Facilities”. The Interim Facility Documentation (as defined in Interim Facility Term Sheet) and the definitive documentation in respect of the Best Efforts Facilities, as applicable, are collectively referred to herein as the “Credit Documentation”. For purposes of this Commitment Letter, “Closing Date” shall mean the date of the initial funding under any of the Facilities and the consummation of the Acquisition.

EXHIBIT B
Project Atlas
$750 Million Interim Facility

Summary of Principal Terms and Conditions1

Borrower:	CACI International Inc., a Delaware corporation (the “Borrower”).
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole and exclusive administrative agent (in such capacity, the “Interim Administrative Agent”) for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (the “Interim Lenders”), and will perform the duties customarily associated with such roles.

Interim Facility Lead Arrangers and Bookrunners:
JPMCB will act as lead arranger and bookrunner for the Interim Facility (together with its designated affiliates and any additional joint lead arrangers or bookrunners appointed pursuant to Section 2 of the Commitment Letter (if any), each in such capacity, an “Interim Facility Lead Arranger” and, together, the “Interim Facility Lead Arrangers”), and will perform the duties customarily associated with such roles.

Interim Facility:
 A senior secured bridge loan facility (the “Interim Facility” and the loans thereunder, the “Interim Loans”) in an aggregate principal amount of $750 million minus the aggregate gross cash proceeds received by Borrower and its subsidiaries on or prior to the Closing Date from any Replacement Financing.

Use of Proceeds:
The proceeds of the borrowings under the Interim Facility, together with, the proceeds of any Replacement Financing consummated on or before the Closing Date and the proceeds of any revolving loans made on the Closing Date under the Existing Credit Agreement (as defined below) shall be used on the Closing Date solely to finance, in part, the Acquisition, repayment of indebtedness under that Credit Agreement, dated October 20, 2022 (as amended), among the Target, Mainstreet Bank, as administrative agent and the lender party thereto (the “Acquired Business Debt Refinancing”) and to pay fees and expenses incurred in connection with the Transactions.

Availability:	The Interim Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Interim Facility that are repaid or prepaid may not be reborrowed.
1    All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Guarantees:
Each Guarantor of the existing credit facilities under the Existing Credit Agreement (as defined below) (the “Existing Facilities”) will guarantee (the “Guarantees”) the Interim Facility on a senior secured basis, subject to the same exceptions and limitations applicable to such Guarantors’ guarantees of the Borrower’s obligations under the Existing Credit Agreement. The Guarantees will be automatically released upon release of the corresponding guarantees of such obligations under the Existing Credit Agreement and other material indebtedness; provided that such released Guarantees shall be reinstated if such released Guarantors are required to subsequently guarantee obligations under the Existing Credit Agreement or other material indebtedness.

Security:
Subject to the Funds Certain Provisions, the Interim Facility and the payment guarantees thereunder will be secured by the same assets that are required to secure the Existing Facilities (collectively, the “Collateral”) and on a pari passu basis with the obligations in respect of the Existing Facilities.

The relative rights and priorities in the Collateral among the Interim Facility and Existing Facilities will be set forth in a customary intercreditor agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to the Interim Administrative Agent and the Borrower.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 13, 2021, among the Borrower, the subsidiaries of the Borrower from time to time party thereto, Bank of America, N.A., in its capacity as administrative agent and the lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified through the date of the Commitment Letter (or as otherwise consented to by the Lead Arrangers)).

Interest Rates:	As set forth on Annex I hereto.
Interest Payments and Calculation:	Same as the Existing Credit Agreement.
Default Rate:	Same as the Existing Credit Agreement.
Cost and Yield Protection:	Same as the Existing Credit Agreement.
Maturity:	The Interim Facility will mature on the date that is 364 days after the Closing Date (the “Interim Loan Maturity Date”).
Documentation Standard:
The credit agreement and associated documents for the Interim Facility (together, the “Interim Facility Documentation”) (i) shall be based upon the Existing Credit Agreement and the related associated documents with modifications for “interim facility” specific provisions that are not applicable to the Existing Credit Agreement, and (ii) shall contain the terms and conditions set forth in this Interim Facility Term Sheet (collectively, the “Documentation Standard”), in each case, subject to the Funds Certain Provisions.

Mandatory Prepayments:
Subject to the Documentation Standard, mandatory prepayments shall be required (i) from 100% of the proceeds of equity issuances and debt issuances with exceptions to be agreed and (ii) subject to exceptions and reinvestment rights substantially consistent with the Existing Facilities (and an exception allowing required prepayments of secured debt), asset sale and casualty event proceeds.

Prior to the Closing Date and subject to certain exceptions to be mutually agreed, commitments in respect of the Interim Facility shall be automatically and permanently reduced on a dollar-for-dollar basis by:
(i) the incurrence of any indebtedness (other than revolving indebtedness) for borrowed money by the Borrower or any of its subsidiaries or the receipt by the Borrower or any of its affiliates of commitments in respect of indebtedness (other than revolving indebtedness) for borrowed money (including commitments in respect of the Best Efforts Term Loan A Facility and Best Efforts Term Loan B Facility) so long as the conditions to borrowing of such indebtedness on the Closing Date are not more restrictive than the conditions to borrowing of the Interim Facility on the Closing Date;
(ii) the incurrence of any revolving indebtedness for borrowed money by the Borrower or any of its subsidiaries or the receipt by the Borrower or any of its affiliates of revolving commitments in respect of indebtedness for borrowed money (other than revolving indebtedness incurred in order to finance the acquisition identified to the Lead Arrangers as “Cirrus” and the Transactions; provided that, with respect to the acquisition identified as “Cirrus”, such revolving indebtedness incurred in order to finance such acquisition may not exceed in the aggregate $340.0 million), in each case in excess of an aggregate principal amount of $525.0 million and so long as the conditions to borrowing of such indebtedness on the Closing Date are not more restrictive than the conditions to borrowing of the Interim Facility on the Closing Date;
(iii) the issuance and sale of any debt securities (including the Notes Financing or any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) by the Borrower or any of its subsidiaries;
(iv) 100% of the net cash proceeds from issuances of new equity by the Borrower (including the Equity Financing); provided that proceeds of the following equity issuances shall be excluded: (i) equity issuances made pursuant to employee compensation and benefit plans, (ii) issuances of new equity to the shareholders and option holders of the Target in connection with the Acquisition and (iii) equity issued to sellers as consideration for any other acquisition by the Borrower or its subsidiaries; and
(v) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) (it being agreed that any transaction excluded from the definition of “Disposition” in the Existing Credit Agreement (other than any recovery event) shall be considered in the ordinary course of business) by Borrower and its subsidiaries; provided that the proceeds of the following transactions shall be excluded: (i) each voluntary asset disposition in an individual amount (which shall include a series of related dispositions) not in excess of an amount to be agreed and (ii) any non-ordinary course sale or other disposition that are reinvested, or committed to be reinvested, in assets to be used in the Borrower’s business within 12 months of receipt of such proceeds.

Optional Prepayments:
The Interim Loans may be prepaid at par prior to the Interim Loan Maturity Date, in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, at any time, together with accrued and unpaid interest to the prepayment date and break funding payments, if applicable.

Conditions Precedent to Borrowing:	The availability of the Interim Facility and the funding of the Interim Loans on the Closing Date will be subject only to Funding Conditions, subject in each case to the Funds Certain Provisions.
Representations and Warranties:	Consistent with the Existing Credit Agreement with such changes as are appropriate to reflect the interim loan nature of the Interim Loans.
Affirmative and Negative Covenants:	Consistent with the Documentation Standard.
Financial Covenants:	Same as the Existing Credit Agreement.
Events of Default:	Consistent with the Documentation Standard.

Assignments and Participation:
Each Interim Lender will be permitted to make assignments in minimum amounts of $1,000,000 to other entities approved by (x) the Interim Administrative Agent and (y) so long as no event of default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Interim Lenders or any of their affiliates or approved funds, (ii) the Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within 5 business days and (iii) no approval of the Interim Administrative Agent shall be required in connection with assignments to other Interim Lenders. Each Interim Lender will also have the right, without consent of the Borrower or the Interim Administrative Agent, to assign as security all or part of its rights under the Interim Facility Documentation to any Federal Reserve Bank. Interim Lenders will be permitted to sell participations with voting rights limited to customary significant matters consistent with the Documentation Standard. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Interim Administrative Agent in its sole discretion.
Assignments of loans under the Interim Facility to the Borrower or any of their subsidiaries shall not be permitted.

Waivers and Amendments:	Consistent with the Documentation Standard.
Expenses and Indemnification:	Consistent with the Documentation Standard.
Governing Law and Forum:	New York.
Counsel to the Interim Administrative Agent and the Interim Facility Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

Interest Rates:	The Borrower may elect that the Interim Loans comprising each borrowing be maintained as:

ABR Loans (as defined below), which shall bear interest at a rate per annum equal to the ABR (as defined below) plus the Applicable Margin (as defined below); or

Term Benchmark (as defined below) Loans, which shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate (as defined below) plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one month interest period plus 1%.

“ABR Loans” means the borrowings made under the Interim Facility bearing interest based upon ABR.

“Adjusted Term SOFR Rate” means the Term SOFR Rate, plus 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means (x) 0.50%, in the case of ABR Loans and (y) 1.50%, in the case of Term Benchmark Loans; provided that from and after the delivery by the Borrower to the Interim Administrative Agent of the Borrower’s financial statements for the period ending one full fiscal quarter following the Closing Date, the Applicable Margin for Interim Loans shall be determined in accordance with the Pricing Grid set forth below (the “Pricing Grid”) (with the level being set based on the Consolidated Total Net Leverage Ratio (as defined in the Existing Credit Agreement)); provided further that the interest rates set forth in the pricing grid below shall increase by an additional 25 basis points at the end of each subsequent three-month period for as long as the Interim Loans are outstanding.

Consolidated Total Net Leverage Ratio
Term Benchmark Loans
ABR Loans

< 1.00:1.00
1.00%
0.00%

≥ 1.00:1.00 but < 2.00:1.00
1.125%
0.125%

≥ 2.00:1.00 but < 2.75:1.00
1.25%
0.25%

≥ 2.75:1.00 but < 3.25:1.00
1.50%
0.50%

≥ 3.25:1.00 but < 4.00:1.00
1.75%
0.75%

≥ 4.00:1.00
2.00%
1.00%

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Floor” means the benchmark rate floor, if any, provided in the Interim Facility Documentation initially (as of the execution of the Interim Facility Documentation, the modification, amendment or renewal of the Interim Facility Documentation or otherwise) with respect to the Adjusted Term SOFR Rate and/or the Term SOFR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate shall be 0%.

“Interest Period” means, with respect to the Term Benchmark, a period of one, three or six months.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s on the immediately succeeding business day.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” means, for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time, for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Interim Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Interim Facility Documentation will contain provisions to be mutually agreed with respect to a replacement of the Adjusted Term SOFR Rate.

Interim Facility Duration Fee:
If the Interim Loans are funded on the Closing Date, you agree to pay to each Initial Lender, for its own account, a duration fee (the “Interim Facility Duration Fee”) equal to (i) 0.50% of the aggregate principal amount of the Interim Loans of such Initial Lender outstanding on the date that is 90 days after the Closing Date, which shall be due and payable in full in cash on such date (or if such date is not a business day, the next business day), (ii) 0.75% of the aggregate principal amount of the Interim Loans of such Initial Lender outstanding on the date that is 180 days after the Closing Date, which shall be due and payable in full in cash on such date (or if such date is not a business day, the next business day) and (iii) 1.00% of the aggregate principal amount of the Interim Loans of such Initial Lender outstanding on the date that is 270 days after the Closing Date, which shall be due and payable in cash on such date (or if such date is not a business day, the next business day).

Ticking Fee
The Borrower will pay a fee (the “Ticking Fee”), for the ratable benefit of the Lenders, in an amount equal to 0.225% per annum of the daily aggregate amount of the commitments under the Interim Facility, accruing from and including the day that is 90 days following the date of the Commitment Letter and to but excluding the Fee Payment Date (as defined below), which fee shall be payable upon the Fee Payment Date (or earlier termination of the commitments with respect to the Interim Facility). For the purposes hereof, “Fee Payment Date” means the earlier of (i) termination or expiration of the commitments under the Interim Facility and (ii) the Closing Date. The Ticking Fee shall be calculated on the basis of a 360-day year (and on the basis of the actual number of days elapsed).

EXHIBIT C
Project Atlas

Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in the other Exhibits to the Commitment Letter.
The initial borrowing under the Interim Facility shall be subject only to the following conditions precedent:
1.    There will have been no Material Adverse Effect with respect to the Company during the Interim Period (as each such term is defined in the Acquisition Agreement as in effect on the date hereof).
2.    Subject to the Funds Certain Provisions, (i) the execution and delivery of the Interim Facility Documentation by the Borrower and the Guarantors consistent with the terms of the Commitment Letter and the Interim Facility Term Sheet and (ii) all documents and instruments required to be entered into or delivered by the Borrower or the Guarantors to perfect the Interim Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing as, and to the extent, required by the Interim Facility Term Sheet.
3.    Substantially concurrently with the initial funding under the applicable Facilities, the Acquisition shall be consummated in accordance with the terms and conditions of the Purchase and Sale Agreement, dated as of September 10, 2024 (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted below, the “Acquisition Agreement”), between CACI, Inc. – Federal, a Delaware corporation and Azure Summit Technology, Inc., a Delaware corporation and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by the Borrower, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition by 10% or more shall be deemed to be adverse to the interests of the Lenders in a material respect, (b) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition by less than 10% shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as 100% of such decrease is allocated to reduce the commitments in respect of the Interim Facility, (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by the Borrower of common equity and (d) any amendment to the definition of “Material Adverse Effect” as it relates to the Target is materially adverse to the interests of the Lenders).
4.    The Lenders shall have received (a) customary legal opinions from counsel in form, scope and substance reasonably acceptable to the Agents, (b) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower substantially in the form set forth in Annex I attached to this Exhibit C and (c) other customary closing and corporate documents, resolutions, certificates, instruments and deliverables (including borrowing notices), in the case of each of clauses (a) and (c) subject to the Funds Certain Provisions.
5.    The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of operations and cash flows of the Borrower for its most recent three fiscal years ended at least 90 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower for each of its fiscal quarters ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) and (c) the Audited Financial Statements and the Interim Financial Statements (as each are defined in the Acquisition Agreement). The Lead Arrangers hereby acknowledge that (i) they have received each of the financial statements in the foregoing clauses (a) and (b) for each fiscal year and fiscal quarter of the Borrower ended prior to the date hereof and the foregoing clause (c) and (ii) the Borrower’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b) as applicable, of this paragraph with respect to financial statements of the Borrower.
6.    [Reserved].
7.    The Lead Arrangers shall have received from the Borrower all information customarily provided by a borrower for inclusion in the Confidential Information Memorandum for senior secured interim loan financings, including customary pro forma balance sheet for such purpose (the “Required Bank Information”) not later than 15 consecutive business days prior to the Closing Date; provided that (i) neither November 29, 2024 nor July 3, 2025 shall be considered a business day for purposes of such 15 consecutive business day period and (ii) if such 15 consecutive business day period has not ended on or prior to December 16, 2024, such 15 consecutive business day period shall not commence earlier than January 6, 2025.
8.    Without duplication, all (i) fees payable under the Fee Letters and the Interim Facility Term Sheet and (ii) other reasonable and documented costs, fees, expenses (including, without limitation, to the extent invoiced at least three business days prior to the Closing Date, reasonable and documented legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letters, payable to each Agent (and counsel thereof) and the Lenders on the Closing Date shall have been paid to the extent due.
9.    The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation, to the extent requested in writing at least 10 business days prior to the Closing Date.
10.    The Specified Representations and the Acquisition Agreement Target Representations shall be true and correct in all material respects.
11.    The Acquired Business Debt Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with the borrowing under the Interim Facility on the Closing Date, and the Interim Facility Lead Arrangers shall have received customary payoff letters in connection therewith confirming that all indebtedness with respect thereto (other than obligations which by their terms, survive such termination) shall have been fully repaid or will be repaid, and all commitments thereunder shall have been terminated and cancelled and all liens and guaranties in connection therewith shall have been terminated and released, in each case prior to or substantially concurrently with the borrowing under the Interim Facility on the Closing Date.

ANNEX I
[FORM OF]
SOLVENCY CERTIFICATE
of
CACI INTERNATIONAL INC.
AND ITS SUBSIDIARIES
Pursuant to the Credit Agreement2, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:
As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:
a.     The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
b.     The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
c.     The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and
d.     The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.
2     Credit Agreement to be defined.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

CACI INTERNATIONAL INC.

By ____________________________________

Name:
Title:
Annex-1